Exhibit 99.1

Subaye Acquires Minority-Owned Interests in
Subaye.com, Inc.

GUANGZHOU CITY, China -- (PR NEWSWIRE-ASIA) – November 6, 2009 – Subaye, Inc. (OTCBB: SBAY)(the “Company”), announced the completion of a Share Exchange Agreement between the Company and the minority interest owners of Subaye.com, Inc., the Company’s subsidiary, a Delaware corporation.  Subaye.com, Inc. is now a wholly-owned subsidiary of the Company. Independent professional valuations were completed in order to value both the Company’s net assets without including the net assets of Subaye.com, Inc. and separately, a valuation of just the net assets of Subaye.com, Inc. was completed.  These valuations were relied upon to support the Company’s proposal to the minority interest holders of Subaye.com, Inc. to purchase the previously outstanding minority-owned interests of Subaye.com, Inc.

Zhiguang Cai, Chief Executive Officer, stated “the Company has relied on independent professional valuations in order to consummate the Share Exchange Agreement. After negotiating with the Subaye.com, Inc. minority interest shareholders, the Company agreed to issue shares of common stock representing the approximate value of the minority interests owned by the Subaye.com, Inc. shareholders. This acquisition will improve our net income dramatically over the coming years, will remove any uncertainty surrounding the future structure of the Company and its subsidiaries, and most importantly it will allow us to fully commit our resources to these wholly-owned businesses to ensure our internal growth plans are reached.”

James Crane, Chief Financial Officer, stated “the assets of Subaye.com, Inc. that we have acquired today will generate an estimated $61 million in additional net income during the years ended September 30, 2010 and September 30, 2014.  This figure represents the minority interest income which would have been allocated to the minority interest shareholders of Subaye.com, Inc. if this transaction had not been consummated.  The Company expects to recover the full cost of the acquisition within the fiscal year ended September 30, 2014.”

In accordance with the final Share Exchange Agreement, the Company issued 3,408,852 shares of its common stock in exchange for all outstanding shares of common stock of Subaye.com, Inc for which the Company did not already own.  Prior to closing the Share Exchange Agreement, the Company reached an agreement with a shareholder of Subaye.com, Inc. to award 200,000 shares of the Company’s common stock in exchange for canceling stock warrants to purchase a total of 500,000 shares of Subaye.com, Inc. common stock.

About Subaye, Inc.

Subaye, Inc. (“Subaye” or the “Company”) is a leading provider of video sharing services in the People’s Republic of China.  Subaye’s platform includes production, upload, storage, sharing and publishing onto more than 33 main video sharing portal websites. Subaye also offers SaaS business solutions and is in the process of developing what Subaye believes is the first online shopping mall in the world that will utilize 3D imaging throughout the online interface. Subaye platform consists of its websites, www.subaye.com, www.x381.com, www.goongreen.org, www.goongood.com and the Subaye Alliance network, which is its network of third-party websites. The Company’s www.subaye.com and www.x381.com websites are generating revenue, while its other web-based businesses are under development or offering free services to potential customers at this time. Subaye’s services are designed to enable internet users to find and view videos online. As of October 31, 2009, the Company had approximately 56,000 members and the Company’s video database consisted of over 89,000 profiles of corporate video showcases. These showcases offer a cost-effective venue for small to mid-size enterprises (“SMEs”) to advertise their products and services and establish and enhance their corporate brands. The Company provides its users with easy access to an index of over 3.0 million video clips, images and web pages.

For further information on Subaye, Inc., please visit http://www.subaye.com/english or http://www.subaye-ir.com, the new investor relations site which should be operational on November 16, 2009.  You may also register to receive Subaye’s future press releases or request to be added to the Company's distribution list by contacting James Crane by email at jimc@subaye.com.  The distribution list should be active by November 16, 2009.

Forward-Looking Statements

Certain statements contained herein constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current expectations, estimates and projections about Subaye, Inc.’s industry, management's beliefs and certain assumptions made by management. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Because such statements involve risks and uncertainties, the actual results and performance of the Company may differ materially from the results expressed or implied by such forward-looking statements. Given these uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements. Subaye, Inc.’s operations are conducted in the People’s Republic of China (“PRC”) and, accordingly, are subject to special considerations and significant risks not typically associated with companies in North America. These include risks associated with, among others, the political, economic and legal environment and foreign currency exchange. The Company's results may be adversely affected by changes in the political and social conditions in the PRC and by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion, remittances abroad, and rates and methods of taxation. Other potential risks and uncertainties include but are not limited to the ability to procure, properly price, retain and successfully complete projects, and changes in products and competition. Unless otherwise required by law, the Company also disclaims any obligation to update its view of any such risks or uncertainties or to announce publicly the result of any revisions to the forward-looking statements made here. Readers should review carefully reports or documents the Company files periodically with the Securities and Exchange Commission.

Contact:

At the Company:

James Crane, Chief Financial Officer
P.R.C. Cell +86 186 0125 0891
U.S. Office +1 617 699 6325